EXHIBIT 5.1

LAW OFFICES OF IWONA J. ALAMI

620 NEWPORT CENTER DR., SUITE 1100

NEWPORT BEACH, CA 92660

TEL. (949) 760-6880

October 23, 2015

Securities and Exchange Commission

Division of Corporate Finance

Washington, D.C. 20549

Re:	Amaru, Inc. Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Reg. No. 333-199838)

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Amaru, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission on November 4, 2014.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

Law Offices of Iwona J. Alami

/s/ Iwona J. Alami